Exhibit 99.1

SB Financial Group, Inc.

First Quarter 2022 Conference Call and Webcast

Friday, April 29th, 2022, 11:00 AM ET

CORPORATE PARTICIPANTS

Sarah Mekus - Executive Assistant, Corporate Secretary

Mark Klein - Chairman, President and CEO

Tony Cosentino - CFO

Steve Walz - Chief Lending Officer

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

PRESENTATION

Operator

Good morning, and welcome to the SB Financial First Quarter 2022 Conference Call and Webcast. I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will begin with remarks by management and then open the conference up to the investment community for questions and answers.

I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah Mekus

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer. This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives.

Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or advised on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review.

SB Financial undertakes no obligation to update any forward-looking statement except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release. I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Sarah. Good morning, everyone. Welcome. I would like to welcome you to our first quarter 2022 conference call and webcast. Last night, we issued our earnings for the first quarter, and we were pleased with the start of the year to what we all know may be a challenging year for many banks. In the midst of these headwinds, we remain focused on expanding households for various scale, more services in those households and remaining that preferred provider of additional services to our now over 36,000 households.

At the same time, we were especially pleased and honored to be included in KBW Bank on role of high-performing banks for the second year running now, included in the select group of publicly traded banks, this year one of 17, is a strong statement to our earnings trend over the last 10 years. Highlights for this quarter include $900,000 pretax mortgage servicing right recapture, and include net income of $2.81 million, down $4.3 million from the prior year quarter. And when we adjust for non-GAAP impact in 2022, net income was $2.1 million.

Earnings per share, $0.40, which is reduced to $0.30 per share when adjusting for the servicing rights recapture. Net interest income of $8.5 million, down nearly 12% from the prior year. That was driven by the impact of PPP forgiveness in 2021. Adjusting for the PPP impact would result in NIM generally flat to the prior year. Loan balances adjusted for PPP were up from the prior year quarter by just over $56 million, in the linked quarter, $28 million.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Deposits continue to grow up $25 million from the linked quarter, $18 million from the prior year. Expense is down $50,000 due to lower mortgage commissions and higher vacancy levels. Mortgage origination volume, $97 million, down 38% from the prior year, 23% from the linked quarter. Asset quality metrics were improved from both the prior year and linked quarter, and our level of 42 basis points of nonperforming assets remains strong.

We were comfortable with a zero provision during the quarter due to our strong asset quality metrics, higher reserve level and negligible net charge-offs for the quarter. As we conveyed in our annual meeting and many quarters before, we continue to reiterate that future success of our company is driven by our five key initiatives. Growing and diversifying revenue, more scale with organic growth, and of course, M&A when opportunistic, more products and services for our client base, excellence in operations and customize client communication and, of course, asset quality.

First, revenue diversity. Peak Title continued to provide support for residential mortgage efforts while expanding its reach into more clients outside of just State Bank. We completed the purchase of that small title agency in Northwest Ohio at the end of 2021 and the integration into these markets with our lending team has been very well received.

In addition, we now have a commercial lender to complement our existing residential real estate and title insurance business now in Indianapolis. In fact, we were able to do a bit of commercial title business in the quarter to supplement the decline in residential buy in. To ensure our commercial traction remains, we have even increased our settings to our lenders to ensure they utilize their own title agency, and the results are beginning to pay off.

Although mortgage originations in the quarter were below $100 million, we feel good about the level of production in all of our markets given the headwinds from rising rates and continued compressed housing inventories. Over the last 12 months, we have still delivered nearly $550 million in total mortgage origination volume. Our private client group mortgage product we developed in 2021, has enabled us to book approximately $57 million over the last 13 months, that we would have met us launching this initiative some time ago.

Our Wealth Management Group continues to be a key differentiator for our company, particularly as a number of our competitors appear to have adopted a more remote presence in this high touch business line. Total assets under management ended the quarter at $561 million, and revenue generated for the quarter was $955,000.

Secondly, more scale. Loan growth was positive in the quarter as we increased $28 million from the linked quarter, net of PPP or an annualized 13.6%. We now have had positive adjusted loan growth in three of our last four quarters. Compared to prior year, net loans were up 7.1%, nearly all the way back to our high single-digit, low double-digit rate that was more of the norm for our company pre-pandemic.

Pipelines are building well to our markets. And as I mentioned earlier, we recently named a new market and lending executive in the robust Indianapolis market. This is a market that fits our product line up well, and we expect to mirror the success that we have had in the Columbus market over time.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Our deposit base expanded to $1.14 billion, up another $18 million from the prior year. With impending rise in rates, we do expect that deposit pricing will return some normalcy during 2022. Although we still have ample liquidity, our customers have slowly begun to spend, and we will be focusing on hedging rising rates and continuing to grow deposits, albeit with a mild duration extension and appropriate pricing.

Third, deeper relationships and more scope. We ended the quarter with $1 million remaining in PPP loans. As we look back, we were able to help a number of our clients and acquire new ones as a result of our flexibility and commitment to assist our business and what those liquidity needs. Our strategy was to take the majority of $5 million in fees from the program and build our loan loss reserve this past year by over $4.5 million, increasing it to nearly $14 million.

As it has turned out, the program was certainly a lot of work as we all know for our staff, as it was a significant disruption, but it was a great one for our franchise, a huge benefit to our clients, and particularly, the 200 prospects that we developed into new clients. Now that the end of the PPP program is within sight, we have eagerly returned to our traditional 7A SBA lending strategy. In fact, this quarter delivered gains on sale of $168,000.

Operational excellence, our fourth thing. Mortgage-financed volumes slowed in the quarter as the movement in rates made the refinance segment of our strategy certainly less attractive. For the quarter, 14% came from internal refinances, 23% from external refinances and pleased to report, purchase and construction lending was 63% of our buy in. However, we are encountering low inventory in all our markets and certainly increased competition for new deals.

Expense levels for the quarter were down from the prior year, clearly having a third less and mortgage volume reduced commission expense. And last year, we also moved all of our support staff in the mortgage arena to more of a profile compensation model that has realigned our levels of compensation with our levels of production. We understand that the mortgage business line is highly variable, and our model continues to be built for $500 million to $600 million in annual volume. We will continue to look for ways to make the business line more efficient and of course, more profitable.

As we have discussed in prior quarters, the vertical here is not the level of production, but rather the number of producers to achieve that volume. As such, all of our regional real estate leaders are out recruiting MLOs every day. We think there will continue to be more disruption in the arena among our competitors. And as we remain committed to the business line, we expect to leverage our products, our brand and our strong market presence to achieve our production goals.

And finally, asset quality. As we revealed last quarter, we were confident that $1.6 million in OREO properties would sell this quarter, which they have, and their buy in has reduced overall NPAs by nearly $1 million for both the prior year and linked quarters. However, our level of nonperforming loans has elevated a bit due to the slight increase in our residential loan portfolio. As our communities have begun to allow the foreclosure process to move forward, we do expect to improve our metrics in the coming quarters. As I stated earlier, record earnings in 2021 from PPP and mortgage sales allowed us to build our reserve level, which now stands, as I mentioned, $14 million and 1.62% of loans. Net charge-offs were just $1,000 in the quarter, and we certainly have a runway within our reserves to easily handle anticipated loan growth throughout the year.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Now, I’ll ask Tony to give us a few more details. Tony, if you would on the quarterly performance.

Tony Cosentino

Thanks, Mark. Good morning. Again, for the quarter, as Mark stated, we had GAAP net income of $2.8 million or $0.40 per share. And as Mark also noted, our earnings were impacted by the $900,000 recapture of our prior mortgage servicing rights. As we adjust for this recapture item, net income would have been $2.1 million for the quarter. Of which those highlights include operating revenue down 30.5% for the prior year and down 8.9% from the linked quarter. PPP forgiveness and the impact of a slowing mortgage business impacted our results.

Operating expenses were down nearly 1% from the prior year. The margin revenue was down over the prior quarter due to the $1.3 million decline in PPP forgiveness revenue. We were able to grow core margin with loan growth and reduced funding costs that helped to offset the rate declines in the loan portfolio.

Now, as we break down further the first quarter income statement starting with margin. As I said, net interest income was down 11.9% for the prior year but would be up 1.8% when we adjust for the PPP forgiveness. Our average loan yield for the quarter of 3.9% decreased by 72 basis points from the prior year, which would be reduced by 43 basis points when PPP is excluded. Loan yield comparisons are impacted by the fees from the PPP portfolio, which are nearly all realized. As such, we owe nearly $5 billion in fees and interest for the program, the bulk of which was taken during 2021.

On the funding side, we again reduced the cost of our interest-bearing liabilities from the prior year. For the quarter, the rate on our interest-bearing liabilities was 39 basis points, which is down from the prior year by 11 basis points and down from the linked quarter by 1 basis point. Net interest margin of 2.68% was down 53 and 21 basis points from the prior year and linked quarter. Excluding PPP, margin is down by 25 and 9 basis points, respectively.

Excess cash on our balance sheet continues to impact our margin, but we are optimistic that expanded loan growth and increased consumer spending will improve our balance sheet mix. We clearly believe we are at the bottom of the cycle on margins. Total noninterest income of $5.8 million was down $5.1 million or 47% from the prior year, reflecting lower mortgage volume and the $1.8 million negative swing in servicing rights.

If we remove the impact of the mortgage business line from fee income in both 2022 and 2021, other noninterest income would be up 8.8%. Total residential gains on sale came in at $1.7 million, which was 2.3% on our sold volume of $72.2 million. As expected, average yield on loan sales have tightened, and this quarter was equally difficult due to the rapid rise in rates. Our hedge position allowed us to lower the impact the rate moves, but we feel that this is the bottom of the curve on yields. Our servicing portfolio is now nearly $1.4 billion with over 8,600 loans and provided revenue for the quarter of $862,000.

The market value of our mortgage servicing rights improved significantly this quarter with a calculated fair value of just 105 basis points. This fair value was up 20 basis points from the prior year and up 12 basis points from the linked quarter. We now have a servicing right balance of $13.1 million and remaining temporary impairment of $600,000. Rising rates should provide additional momentum for future recapture. Total operating expenses this quarter were $10.9 million, which were down $50,000 from the prior year and down $780,000 or 6.1% in the linked quarter. Our headwinds include rising labor costs and technology spend with offsets from open employment positions and production-based incentive May.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Now, as we turn to the balance sheet, loan outstanding at March 31, 2022, stood at $850 million, which were 63.7% of total assets of the company. As we have discussed in prior quarters, deposit levels are well beyond expectations and have certainly impacted total asset growth. We continue to optimize our balance sheet as appropriate and are optimistic that our team of commercial lenders and treasury management staff will identify additional opportunities to rebalance our asset mix.

As we look at our capital position, we finished the quarter at $132.6 million, which is down $11.3 million or 7.9% from the prior year, with our equity-to-asset ratio standing at 9.9%. On a per share basis, tangible book value of $15.31 is down compared to the first quarter of 2021 due to the bond portfolio unrealized loss. If we adjust for ROCE year-over-year tangible book value have increased by 2.6%. Buyback continued at a brisk pace this quarter with 131,000 shares repurchased at an average price of $19.60.

Total non-performing assets of $5.6 million or 42 basis points were down $900,000 for both per year and the linked quarter. Including in our numbers, are $700,000 in accruing restructured credit. These restructured loans elevate our nonperforming level by 6 basis points and absent them, our total nonperforming asset ratio would be reduced to 36 basis points. As Mark indicated, provision expense for the quarter was zero, and our loan loss reserve was up from the prior year by $500,000 or 3.6%.

I’ll now turn the call back over to Mark.

Mark Klein

Thank you, Tony. A solid start to another year, albeit, with a completely new conversation of higher inflation, higher rates, steepening yield curve, higher mortgage rates, that will drive more stable operating revenue and add scale and improved asset mix. And into the great news we received regarding our inclusion in the KBW on rollout, want to conclude with acknowledging the two events this quarter that have continued our pattern of returning earnings to our shareholder base in a meaningful way.

First, in February, as you all know, we announced 5% stock dividend. And just this week, we announced a common stock cash dividend of $0.12 per share, which equates to a 30% approximate payout ratio and now a dividend yield of 2.44%. We continue to look for ways to prudently return capital to our shareholder base.

Now, I’ll turn it back to Sarah for questions.

Sarah Mekus

Thank you, and now we’re ready for our first question.

QUESTION AND ANSWER

Operator

Thank you. And as a reminder, ladies and gentlemen if you would like to ask a question, please press star then one. Today’s first question is from Brian Martin at Janney Montgomery.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Brian Martin

Hey, good morning, guys.

Mark Klein

Hey, Brian.

Tony Cosentino

Good morning, Brian.

Brian Martin

Hey. Maybe just a couple for me. Just if you talk--maybe just start with just the news on the Indiana expansion or just kind of what the outlook is there. Can you share a little bit more just on kind of what the plan is there? I missed kind of some of what you said, but just I heard you’re going to Indian and just kind of what capacity and how are you thinking about that over time?

Mark Klein

Yeah. Sure. We’ve talked about it for a while, as you all know, we have what, five--well, now, four mortgage producers on the mortgage side there in Indiana and doing some good work. And we had committed to expanding that region, as well as the Columbus region, and we now have an individual that has been in that market his entire life, 20-some years in the commercial area with a nice portfolio of PCG kind of lending balances, and we’re happy to have him with us. He has larger bank experience and some community bank experience, and we’re looking for the $67 million growth in the market, Brian, the last half of the year.

Brian Martin

Got you. Okay. And so the plan would be just to build a team around this person? Is that kind of over time what you’re thinking?

Mark Klein

Yes. As you know, we started in the Columbus market on the commercial side and then expanded in the residential on this one. We started the other way around and there’s going to be some nice synergies between the group that we have there, that also includes now a title insurance lady, who is helping us certainly with the expansion of peak Indianapolis, but now also a gentleman, that’s going to be able to tag team, if you will, with our staffs there and the client synergies between all those individuals. We’re looking forward to some great results like we have done in the last, what, 12, 13 years in Columbus.

Brian Martin

Yeah. Okay. No, it’s exciting. And then maybe just secondly, just high level on, maybe for Tony, or you, Mark, whoever, but just on the mortgage outlook. Given kind of what we’ve seen happen here and just know your model is more of a purchase model, but certainly benefiting from the refinance activity, just kind of how you’re thinking about--you know, the volume change in kind of where the gain on sale margins are? It sounds like they’re obviously a little bit lower across the board to the industry. But just any kind of context you can provide on that, how you’re thinking about it.

Mark Klein

Yeah, Brian, Tony will clean all this up, but as you know, we’ve dipped our toe in the PCG world, and it’s been nice for us. It’s given us some great balances. Much to our chagrin obviously, again on sale, not only the volume is down but the gains as well, but we continue to expand in the Indianapolis market and certainly, Columbus. But as I mentioned also, we’re built for that $500 million and $600 million. And so we’re bringing some additional people on as we speak. And our expectation is we’re going to deliver our numbers, albeit with more people and a variable cost structure, which we like. Tony, some comments?

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Tony Cosentino

Yeah. I think, Brian, as we look at volume, I do think it’s a person play. I do think--you know, generally the market is going to be down. You know, our numbers are down, call it, 38% on a year-over-year basis, are in line with everybody that’s reported as far as somewhere between 30% and 40%. I do think first quarter is a bit of an anomaly because of the craziness with rates. I do think it will kind of settle into a 25% kind of year-over-year changeover. So it will be up to us to take advantage of maybe some people that are backing out.

On the yield side, I do think this has been the bottom of the market. The first quarter was especially tough on pricing. And our hedge is helping us quite a bit because we have a very good team of lenders that bring--you know, a very high percentage of what we contract to the finish line, and I think that’s very important for us. We’ve gotten very good at it, and I do think--you know, that 2.3 number that we had this quarter will trend up. You know, I’d like us to get back in the 2.4 to 2.5 range by the end of the year, and I’m hopeful that’s where we’re trending.

Brian Martin

Got you. Okay. And just to be clear on the volumes, Tony, it was kind of maybe 25% off of, if you look at the base it was in 2021, is that kind of how you’re thinking about--that kind of haircut of the total for ’21, or it just kind of--

Tony Cosentino

--yeah. I mean--you know, we did $700 million in ’20 and $600 million in ’21. So kind of a 25%, I’d say we’re somewhere in that $450 million to $475 million target range as we look out as we sit today, but that’s really all dependent on the denominator. If we get more people on the ground, I think we have a chance to have that maybe on a higher end in that note.

Brian Martin

Yeah. No, that makes sense. Okay. I appreciate it. And you sound, just either one of you, just optimistic on the loan growth front, a couple of quarters here. Three of the last four had nice positive trends. And just how are you--I guess--I mean, kind of the pipeline sounds like they’re good. I guess, are you optimistic that these kind of trends are sustainable? Or just maybe just any context on what you’re hearing from your customers on loan growth?

Mark Klein

Yeah. Thanks, Brian. Steve is here, and he can certainly make some comments on what he’s seeing in the pipeline. But as we’ve communicated for many quarters, we stick to the fundamentals. We make joint calls, we make individual calls. And we know if we stick to those fundamentals, we’re kind of finding some things, albeit, at lower maybe rates than we want. Competition is pretty key, but we’re finding some good traction and the nice thing is, Brian, it’s really coming from all the markets. One month we’ll have one market that’s making the $5 million contribution, and next month, we’ll be drawing $5 million in a different market. So we love our diversity of our geography. And I know, Steve, we’re probably seeing growth generally in everyone’s pipelines.

Steve Walz

Yeah, absolutely, Mark. I would reiterate exactly what you say about the broad-based growth we’ve seen in our footprint, both our rural markets as well as our urban markets. Solid pipelines, coming out in the fourth quarter, which we realized here in Q1 in our pipelines today are as good as certainly they were coming out of the fourth quarter. So I feel good about where we are in the second quarter.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Brian Martin

Okay. I mean your optimism, maybe I’d be that upper single digit, mid to high single-digit growth for the year seems attainable, given where the pipelines are today and kind of the general outlook?

Steve Walz

I think today that’s reasonable. We don’t--it’s hard to anticipate in the third and fourth quarter, what the interest rate environment may do. Certainly hard to believe we’re talking about, but global and what effect they would have on the third and fourth quarter. But today, what we hear from clients as steady as she goes, and we expect continued loan growth, particularly as assets become available to borrowers. We still see constraints with equipment supply, labor supply, in some cases, that constrain some of those opportunities that are merely waiting those supply constraints to be reduced.

Mark Klein

And Brian, probably maybe as important as anything, management’s expectations of growth remain high. And the variable is the amount of work to get it. So yeah, we’re predicated on that high single digit. We love low double digit. We don’t want to be at the top quartile and DM crude in our lending practice, but we remain pretty steadfast in how we do our loans and how we underwrite the expectations of getting it back. So expectations remain high and that drives a lot of our calling efforts.

Brian Martin

Yeah. Okay. No, it sounds good. And I guess maybe just kind of to the margin and the rate hikes and how that impacts things, and maybe just how you guys are thinking about the mix of the balance sheet today given the elevated level of cash and securities, and just how do things play out? Does the balance sheet really kind of grow from here? Is it just a remix of--you know, you put this loan growth on, you’re kind of mixing it from the liquidity, but just any context on that? And then how the potential rate increases will influence the margin?

Mark Klein

Yeah. Great question, Brian. I think that all banks are struggling today. As we look at where we were at Q1, net PPP our margin at 2.66, I think obviously, as low as we’ve ever seen it. I’m optimistic. We’ve got, call it 8% growth in that by the end of this year, which puts us--you know, kind of on the verge of a 3% margin number. That’s obviously contingent on--the biggest part of that is going to be loan growth, and we’re extremely bullish, I would say, about Q2.

The bulk of our portfolio is variable--you know, call it, 78-plus percent, but only about--you know, $130 million, $140 million of that is just directly related to prime. So we’ll get an immediate pop on the $130 million based on the number of rate rises that we have. And we think there’s going to be, call it, 100 to 150 basis points between now and the end of the year. That’s kind of where we’ve modeled. And then the rest of the variable portfolio will move over time. So I think--you know, generally, we feel good about where we are. You know, our current sensitivity is about 11% on a 300-basis point move, which we think is cut it in line with what every other community bank is on an asset sensitive basis. So I would say that were we kind of are and that’s what we’re looking at.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Brian Martin

Okay. And how about the mix, Tony? How are you thinking about the balance sheet today in terms of, is it just really remixing and are you still seeing deposit flows where maybe the balance sheet grows a bit from here? Or is it more just a simplest, you’re grow loans and fund it from that--you know, liquidity that you have to improve to adds to the margin expansion?

Mark Klein

Yeah. I think that’s the big question for all of us. I do think deposit growth has peaked. I do think we’re going to see a little bit of opportunistic moves on deposits. You know, we had $100-plus million in cash that we kind of selfishly left on the sidelines because we had enough up mortgage net income to sustain that. And I think if that money gets moved into predominantly loan side, I don’t anticipate us moving the bond portfolio much higher than it is today, and we’ll gradually begin to move that down as we get--you know, kind of the normal amortization. So I think it’s all about mix for us. I mean I think our total base, which was $1.3 billion and some change, we’ll be in $1.275 billion or so at the end of Q2, just because of the reallocation.

Tony Cosentino

The other wildcard, Brian, I have to say this because I watch it all the time and I keep track of it. It’s not only a referral perspective that we’re consistent on, but the 8,600 households and about less than one additional service in each household. We’re working hard to expand that mortgage portfolio that we work really hard to find in the last 12 years. So that continues to be a wildcard for us. And I know Tony’s expectations are that we not only rebalance our mix but also expand this size with the scale. So we know that’s an opportunity. We continue to deliver that to build the balance sheet, which I think is an advantage for what we’ve done in the last 10 years.

Brian Martin

Yeah No, that makes sense. And all right. Maybe just the last two for me was just on the expense outlook--you know, just given what we’re seeing with competitive pressures in the market on the inflationary front. You know, I guess, if you look at where the expenses are today, is it, I guess, a pretty good run rate to build off as you look to the balance of the year? I guess are you seeing potential--you know, higher levels of expenses given what’s going on in the marketplace and the need to hire people?

Mark Klein

Well, you hit the nail ahead, Brian. We’ve witnessed a fairly strong headwinds on staffing. We’ve addressed them head on. We’ve adjusted some several times. We certainly think we have a great power on benefits for our staff, but those continue to rise, which is why we’re so insistent on identifying and gathering that scale. But we do have a good vertical based model, as we mentioned, on the mortgage side. I think we got that right in terms of--you know, we’d love to be having more commission expense because we all went when that happens. But if that’s down, obviously, our incentives are going to be down. And with that, our compensation expense, but technology spend is still way up there. And I think as rates rise a bit and maybe slightly the account slows a bit, but there won’t be as many openings, which I think will have, of course, effect on our P&L. But Tony, any comments on expenses otherwise?

Tony Cosentino

Yeah. I think the same pressures that everybody else is talking about, we’re seeing. I think, I would put it kind of a different way and a way to look at our total, call it, net income base is I think we probably put--we could have done some more technology things with our PPP and mortgage money. We put that in reserve. So I think that gives us the ability to grow and maybe we have to encounter some of our expense raises over here over the next 18 months. You know, we certainly know we’ve got to look at right structure and their opportunities there and other things. But--you know, I think your first statement was, it’s a good base to move upon based upon where mortgage volume will be a variable.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET

Brian Martin

Got you. Okay. And I think just the last one was just on the buyback and the capital return. It sounds like the expectation is that at least kind of the continued expectation that there be some further repurchases depending on how opportunistic you are on the market with the stock price. But Assuming that cooperates, then the expectation of that continues, at least in the near term?

Mark Klein

Yeah, absolutely. We still got a good bit of runway left on our existing authorization. I would think we could stay at these quarterly levels for the next two quarters and still relook at it probably in Q4 of this year, but we still think it’s a great value for our internally generated capital, and we’ve done a number of capital raises. We did the debt issuance last year. So we don’t think having an aggressive buyback in any way conflicts us from being able to do what we need to do organically or strategically.

Brian Martin

Right. And how much is left on the buyback today, Tony? Or if not, I can look if you don’t know it right now. No big deal.

Tony Cosentino

It’s $340,000-ish, somewhere in that range, because I think I modeled out $150 per quarter the next two and then sometime in Q4, we probably are on the backend and probably looking at where we are.

Brian Martin

Revisit it. Okay. Perfect. All right. Well, nice quarter and good update, guys. Thanks so much.

Mark Klein

Take care, Brian.

Tony Cosentino

Thanks, Brian.

Operator

And ladies and gentlemen, as a reminder, if you would like to ask a question, please press star then one. If there are no further questions. And there are no further questions, I will now turn the call back to Mark Klein.

CONCLUSION

Mark Klein

Thank you everyone for joining us this morning. Certainly look forward to speaking with you in July or Q2 here in the year of 2022. Thanks for joining and goodbye.

Tony Cosentino

Take care.

Operator

Thank you, everyone. Today’s presentation has now concluded, and we thank you all for attending. You may now disconnect your lines. And have a wonderful day.

SB Financial Group

Friday, April 29th, 2022, 11:00 AM ET